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shared\tlegal\contract\isg\admin\bt98\admin3.doc
                                                                   Exhibit h(2)

                            ADMINISTRATION AGREEMENT

     THIS ADMINISTRATION AGREEMENT is made as of December 10th, 1998 (the "Effective Date"), by and between FIRST DATA INVESTOR SERVICES GROUP, INC., a Massachusetts corporation ("Investor Services Group"), and BT INSURANCE FUNDS TRUST, a Massachusetts business trust (the "Trust").

                                   WITNESSETH:

     WHEREAS, the Trust desires to retain Investor Services Group to render certain administrative services to each portfolio of the Trust listed on Schedule A annexed hereto and incorporated herein, as the same may be amended from time to time (collectively, the "Funds"); and

     WHEREAS, Investor Services Group is willing to render such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment. The Trust hereby appoints Investor Services Group to act as Administrator on the terms set forth in this Agreement. Investor Services Group accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. In the event that the Trust decides to retain Investor Services Group to act as Administrator hereunder with respect to one or more portfolios other than the Funds, the Trust shall notify Investor Services Group in writing. If Investor Services Group is willing to render such services, it shall notify the Trust in writing whereupon such portfolio shall become a Fund hereunder.

     2. Delivery of Documents. The Trust has furnished Investor Services Group with copies properly certified or authenticated of each of the following:

              (a) The Trust's Declaration of Trust (the "Declaration of Trust") filed with the Commonwealth of Massachusetts and all amendments thereto;

              (b) The Trust's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act, as filed with the Securities and Exchange Commission ("SEC") on January 26, 1996, relating to shares of beneficial interest of the Trust, $.001 par value per share, and all amendments thereto; and

              (c) Each Fund's most recent prospectus and statement of additional information, and all amendments and supplements thereto (collectively, the "Prospectuses").

     The Trust will furnish Investor Services Group from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Trust will provide Investor Services Group with any other documents that Investor Services Group may reasonably request and will notify Investor Services Group as soon as possible of any matter materially affecting the performance by Investor Services Group of its services under this Agreement.

     3. Duties as Administrator. Subject to the supervision and direction of the Trust, Investor Services Group, as Administrator, will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services:

     (a) Maintaining office facilities (which may be in the offices of Investor Services Group or a corporate affiliate);

              (b) Furnishing statistical and research data, data processing services, clerical services, and internal legal, executive and administrative services and stationery and office supplies in connection with the foregoing;

              (c) Furnishing corporate secretarial services including preparation and distribution of materials for Board of Trustees meetings (Board meetings in excess of five in any calendar year and shareholder meetings shall involve an additional reasonable charge as may be agreed upon by the parties hereto);

              (d) Accounting and bookkeeping services (including maintenance of such accounts, books and records of the Trust as may be required by Section 31(a) of the 1940 Act and the rules thereunder);

              (e)     Internal auditing;

              (f) Valuing the assets of each Fund and calculating the net asset value of the shares of each Fund at the close of trading on the New York Stock Exchange (the "NYSE") on each day on which the NYSE is open for trading, or such other business day as described in the Prospectus, and at such other times as the Board of Trustees may reasonably request;

     (g) Calculating the net income and realized capital gains or losses of each Fund;

              (h) Accumulating information for and, subject to approval by the Trust's Treasurer, preparing reports to the Trust's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

              (i) Preparing and filing various reports or other documents required by federal, state and other applicable laws and regulations, other than those filed or required to be filed by the Trust's investment adviser (the "Adviser") or transfer agent;

              (j)     Preparing and filing the Trust's tax returns;

              (k) Assisting the Adviser in monitoring and developing compliance procedures for the Trust which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations; and

              (l) Preparing and furnishing the Trust (at the Trust's request) with performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested; and

              (m) Performing the "Routine Projects" and "Special Projects" on Schedule B annexed hereto and incorporated herein.

     In performing all services under this Agreement,  Investor  Services Group:
(a) shall act in conformity with the Declaration of Trust, the Prospectuses, the Registration Statements and the instructions and directions of the Trust or the Adviser, and will conform to and comply with the requirements of the Investment Company Act of 1940 ("1940 Act") and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Trust, as necessary or appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Trust or any of the Funds and shall not provide any investment advisory services to the Trust or any of the Funds.

     Investor Services Group agrees to provide the services described herein in accordance with the Performance Standards annexed hereto as Exhibit 1 to
Schedule B and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement by the parties.

     4. Compensation and Allocation of Expenses. Investor Services Group shall bear all expenses in connection with the performance of its services under this Agreement, except as indicated below.

              (a)  Investor  Services  Group may from time to time  employ  such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers or employees of Investor Services Group. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Trust in such respect.

              (b) Investor Services Group shall not be required to pay any of the following expenses which may be incurred by the Trust: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Trust.

              (c) For the services to be rendered, the facilities to be furnished and the payments to be made by Investor Services Group, as provided for in this Agreement, the Funds will pay Investor Services Group within 30 days after the end of each month a fee for the previous month as set forth on Schedule C annexed hereto and incorporated herein. The fee for the period from the date the Registration Statement is declared effective by the SEC to the end of the month during which the Registration Statement is declared effective shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Investor Services Group, the value of each Fund's net assets shall be computed at the times and in the manner specified in the Registration Statement.

              (d) The Trust shall compensate Investor Services Group for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements of Investor Services Group for which Investor Services Group shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule D annexed hereto and incorporated herein. Schedule D may be modified by Investor Services Group upon not less than thirty
(30) days' prior written notice to the Trust with the Trust's consent.

              (e) Investor Services Group will bill the Trust for out-of-pocket expenses as soon as practicable after the end of each calendar month, and such billings will be detailed in accordance with the out-of-pocket schedule. The Trust will pay to Investor Services Group the amount of such billing within thirty (30) days of receipt.

              (f) The Trust acknowledges that the fees that Investor Services Group charges the Trust under this Agreement reflect the allocation of risk between the parties hereto, including the disclaimer of warranties in Section 7 and the limitations on liability in Section 5. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Trust agrees to the stated allocation of risk.

     5.       Limitation of Liability.

              (a) Investor Services Group, its directors, officers, employees, shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Investor Services Group's willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

              (b) Notwithstanding any provision in this Agreement to the contrary, Investor Services Group's cumulative liability to the Trust for all losses, claims, suits, controversies, breaches, or damages ("Liability Claims") for any cause whatsoever arising out of or related to this Agreement and regardless of the form of action or legal theory, shall not exceed Five Million Dollars ($5,000,000).

              (c) Each party shall have the duty to mitigate damages for which the other party may become responsible.

              (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY HERETO, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE
PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     6.       Indemnification.

              (a) The Trust shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable in connection with this Agreement or Investor Services Group's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act, willful misconduct or bad faith by Investor Services Group in the performance of its duties hereunder. Investor Services Group shall indemnify and hold the Trust harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Trust or for which the Trust may be held to be liable in connection with this Agreement or the Trust's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act, willful misconduct or bad faith by the Trust in the performance of its duties hereunder

              (b) In any case in which the either party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party in writing promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party unless the Indemnifying Party is prejudiced by such failure to notify and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. the Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section 6 shall survive the termination of this Agreement.

     7. EXCLUSION OF WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE TRUST OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. Investor Services Group DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

     8.       Term and Termination of Agreement.

         (a) This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term").

         (b) Upon expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Trust or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety
(90) days and not more than one hundred eighty (180) days prior to the expiration of the Initial Term or the current renewal term. In the event the Trust shall provide Investor Services Group with notice to terminate this Agreement, it shall be deemed that the Trust has given similar notice to terminate the Transfer Agency and Services Agreement between the Trust and Investor Services Group and the Distribution Agreement between the Trust and First Data Distributors, Inc., and such other agreements shall terminate on the same date as this Agreement; provided, however, that Investor Services Group, in its sole discretion, shall have the right to waive this cross termination provision with respect to either or both agreements.

              (c) In the event a termination notice is given by the Trust, all expenses associated with the movement of records and materials and conversion thereof will be borne by the Trust.

              (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party, such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may immediately terminate this Agreement by giving written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination or rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

              (e) In the event that Investor Services Group has failed to meet a specific Performance Standard, as set forth in Exhibit 1 to Schedule B, in any two consecutive calendar quarters, the Trust may terminate this Agreement upon ninety (90) days written notice to Investor Services Group. The Trust must provide such notice within thirty (30) days following the end of second calendar quarter if it intends to exercise its option under this Section 8(e). Notwithstanding the foregoing, the Trust's right under this Section 8(e) shall not become effective until ninety (90) days following the effective date of this Agreement.

     9. Modifications and Waivers. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by an Executive Vice President or the President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

     10. No Presumption Against Drafter. Investor Services Group and the Trust have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Trust and Investor Services Group, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

     11. Publicity. Neither Investor Services Group nor the Trust shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

     12. Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

     13.      Miscellaneous.

              (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or Investor Services Group shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                                    To the Trust:

                                    c/o BT Alex Brown
                                        One South Street
                                        Baltimore, Maryland 21202
                                        Attention:  Brian Wixted

                                    With a copy to:

                                        Burton Leibert, Esq.
                                        Willkie Farr & Gallagher
                                        153 East 53rd Street
                                        New York, New York 10022

                                    To Investor Services Group:

                    First Data Investor Services Group, Inc.
                                        4400 Computer Drive
                                        Westboro, Massachusetts 01581
                                        Attention:  President

                       with a copy to Investor Services Group's General Counsel

              (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary. Investor Services Group may engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group with the prior written consent of the Trust, which consent shall not be unreasonably withheld, provided however, that Investor Services Group shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

              (c) The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement.

              (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

              (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     14.      Confidentiality.

              (a) The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensers. The Trust and Investor Services Group shall exercise reasonable care to safeguard the confidentiality of the Confidential Information of the other. The Trust and Investor Services Group may each use the Confidential Information only to exercise its rights or perform its duties under this Agreement. Except as required by law, the Trust and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Trust and Investor Services Group may, however, disclose Confidential Information to its employees, auditors, counsel, regulatory authorities and others agreed to by Investor Services Group and the Trust who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Trust and Investor Services Group may also disclose the Confidential Information to independent contractors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 14. Notwithstanding the previous sentence, in no event shall either the Trust or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

              (b)     Proprietary Information means:

     (i) any data or information that is completely sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

     (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or Investor Services Group a competitive advantage over its competitors; and

     (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

              (c) Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party hereto which now exist or come into the control or possession of the other party hereto.

              (d) The Trust acknowledges that breach of the restrictions on use, dissemination or disclosure of any Confidential Information would result in immediate and irreparable harm, and money damages would be inadequate to compensate Investor Services Group for that harm. Investor Services Group shall be entitled to equitable relief, in addition to all other available remedies, to redress any such breach.

     15. Force Majeure. No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; or (iv) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

     16. Limitation of Trustee/Shareholder Liability. A copy of the Declaration of Trust of the Trust dated January 19, 1996 is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or the Trust's shareholders individually but are binding only upon the assets and property of the Trust.

     17. Entire Agreement. This Agreement, including all Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


FIRST DATA INVESTOR SERVICES GROUP, INC.

By:  /s/Barbara L. Worthen

Name:  Barbara L. Worthen

Title:  Executive Vice President
        General Counsel

BT INSURANCE FUNDS TRUST

By:  /s/William E. Small

Name:  William E. Small

Title:  President

                                   SCHEDULE A

                                 Names of Funds
                               Managed Assets Fund
                                 Small Cap Fund
                            International Equity Fund
                              Small Cap Index Fund
                             EAFE Equity Index Fund
                              Equity 500 Index Fund
                               US Bond Index Fund

                                   SCHEDULE B
                   Fund Accounting and Administrative Services
Routine Projects
o Daily, Weekly, and Monthly Reporting o Portfolio and General Ledger Accounting
o Daily Pricing of all Securities o Daily Valuation and NAV Calculation o Comparison of NAV to market movement o Review of price tolerance/fluctuation report
o   Research items appearing on the price exception report
o Weekly cost monitoring along with market-to-market valuations in accordance with Rule 2a7
o   Preparation of monthly ex-dividend monitor
o   Daily cash reconciliation with the custodian bank
o Daily updating of price and rate information to the Transfer Agent/Insurance Agent
o   Daily support and report delivery to Portfolio Management
o   Daily calculation of fund advisor fees and waivers
o   Daily calculation of distribution rates
o   Daily maintenance of each fund's general ledger including expense accruals
o   Daily price notification to other vendors as required
o   Calculation of 30-day adjusted SEC yields
o   Preparation of month-end reconciliation package
o   Monthly reconciliation of fund expense records
o   Preparation of monthly pay down gain/loss summaries
o   Preparation of all annual and semi-annual audit work papers
o   Preparation and Printing of Financial Statements
o   Providing Shareholder Tax Information to Transfer Agent
o   Producing Drafts of IRS and State Tax Returns
o   Treasury Services including:
         Provide Officer for the fund
         Expense Accrual Monitoring
         Determination of Dividends
         Prepare materials for review by the board, e.g., 2a-7,10f-3, 17a-7, 17e-1
         Tax and Financial Counsel
o Monthly Compliance Testing including section 817H o Provide 1940 Act attorney to assist in organization
o Prepare agenda and background materials for legal approval at Board Meetings; make presentations where appropriate; prepare minutes; follow up on issues
o   Review and filing of Form N-SAR
o   Review and filing of Annual and Semi-Annual Financial Reports
o   Assistance in Preparation of Fund Registration Statements
o   Review of all Sales Material and Advertising
o Coordinate all aspects of the printing and mailing process with outside printers for all shareholder publications

o Support for all quarterly board meetings o Preparation of proxy materials for one meeting per year o Annual update Post-Effective Amendment (PEA) o Prospectus supplements as needed o Consultations regarding legal issues as needed o SEC audit report o Arrange insurance coverage
o Support for one special  board meeting per year and consent votes where needed
o One additional PEA (other than annual update) o One exemptive order application o Assist with marketing strategy and product development o Preparation of surveys

Special Projects*
o Proxy material preparation for additional meetings beyond one per year o N-14 preparation (merger document) o Additional PEAs beyond two per year o Prospectus simplification o Additional exemptive order applications beyond one per year o Extraordinary non-recurring projects - e.g., arranging CDSC financing programs o Basic sales, mutual funds, and product training to branch and sales representatives

*Charged on a project-by-project basis.

                                  Exhibit 1 to
                                   SCHEDULE B


                              PERFORMANCE STANDARDS


                   Daily NAV  calculations - 98.5% or better accuracy rate on an annualized basis, provided that all information received from external vendors or fund managers is correct and received within appropriate time frame.

                   Daily  communication  of NAV's - 98.5% accuracy in delivering the NAV to the Transfer Agent and participating insurance companies on an annualized basis.

                   Correct any material weaknesses (as determined by the Trust's
                  auditors)  in  the  Trust's  system  of  internal   accounting
                  control, related to the services provided under this Agreement, within 30 days.

                   Complete  the  following   regulatory   filings   within  the
                  prescribed deadlines, including all applicable extensions, provided that all requested information is received from fund managers in accordance with an agreed upon schedule: federal and state tax returns; annual and semi-annual reports; annual update to the Registration Statement; and annual 24f-2 notices.





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                                   SCHEDULE C

1.   Fees (On an Annual Basis)

                           $70,000 per Fund per annum, plus

                           2.0 basis  points on first $2  billion  in  aggregate
                           assets  1.0  basis   point  on  next  $3  billion  in
                           aggregate assets 0.75 basis point on excess

                           $3,000 per Fund per annum for each additional share
 class, not including
                           the initial share class

2.   Start-Up Fees

                           $20,000 per Fund start-up fee with respect to the Small Cap Fund and International Equity Fund (total of $40,000), payable upon effectiveness of the Registration Statement relating to such Portfolios

                           $10,000 per Fund start-up fee with respect to the Managed Assets Fund, Small Cap Index Fund, EAFE Equity Index Fund, Equity 500 Index Fund and the U.S. Bond Index Fund (total of $50,000), payable upon effectiveness of the Registration Statement relating to such Portfolios


3.   Fee Waivers

     Investor Services Group agrees to waive its annual fees with respect to the Small Cap Index Fund, EAFE Equity Index Fund, Equity 500 Index Fund (the "Waiver Portfolios") as follows: Investor Services Group will waive $1 of its annual fees with respect to the Waiver Portfolios for each $2 of investment advisory fee waived by the Adviser with respect to the Waiver Portfolios; provided, however, that such fee waivers by Investor Services Group shall not exceed $30,000 per Waiver Portfolio for the period ending one (1) year after the Effective Date; $25,000 per Waiver Portfolio for the period ending two (2) years after the Effective Date; and $10,000 per Waiver Portfolio for the period ending three (3) years after the Effective Date. In the event that at any time this Agreement is effective an affiliate of the Fund would provide administration services to any of the Waiver Portfolios, the Fund shall pay to Investor
Services Group the amount of any fees waived prior to the termination of services.

4.   General

     Investor  Services  Group  reserves the right to  renegotiate  the fees set forth on this Schedule C and in Section 4 of the Agreement should the actual services required vary materially from the assumptions provided. It is specifically understood by the parties that fees for those services provided by Investor Services Group which are not described in Section 3 of the Agreement or which are not included on Schedule B under "Routine Projects" will be charged separately by Investor Services Group and are not included in the fees referenced above.

                                   SCHEDULE D
                             Out-of-Pocket Expenses




     Out-of-pocket expenses include, but are not limited to, the following:


     -     Overnight delivery and courier service
     -     Telephone and telecommunications charges (including fax)
     - Terminals, transmitting lines and any expenses incurred in connection with such lines
     -     Travel expenses associated with Board of Trustees meetings
     -     Pro rata portion of the cost for SAS 70 Report
     -     Customized programming requests
     - Any other unusual expenses in association with the services rendered under this Agreement
     -     Pricing services
     -     Vendor set-up charges for Blue Sky services




Investor Services Group reserves the right to renegotiate the fees set forth on this Schedule D and in Section 4 of the Agreement should the actual services required vary materially from the assumptions provided.